    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 1999

                                                 REGISTRATION NOS. 333-67993
                                                                   333-67993-01
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                       GREEN TREE LEASE FINANCE II, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               MINNESOTA                             41-1892359
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)

                     GREEN TREE LEASE FINANCE 1998-1, LLC
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 NONE
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)

                                ---------------

                             1100 LANDMARK TOWERS
                             345 ST. PETER STREET
                        ST. PAUL, MINNESOTA 55102-1639
                                (651) 293-3400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            JOEL H. GOTTESMAN, ESQ.
                             1100 LANDMARK TOWERS
                             345 ST. PETER STREET
                        ST. PAUL, MINNESOTA 55102-1639
                                (651) 293-3400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

              COPIES TO:                             COPIES TO:
        CHARLES F. SAWYER, ESQ.               SIEGFRIED P. KNOPF, ESQ.
         DORSEY & WHITNEY LLP                     BROWN & WOOD LLP
        220 SOUTH SIXTH STREET                 ONE WORLD TRADE CENTER
     MINNEAPOLIS, MINNESOTA 55402             NEW YORK, NEW YORK 10048
            (612) 343-7986                         (212) 839-5300

                                ---------------


  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [X]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  The Exhibits filed as part of this Registration Statement are:

      1.1 --Underwriting Agreement dated as of December 18, 1998.
    **3.1 --Certificate of Formation of Green Tree Lease Finance 1998-1, LLC.
    **3.2 --LLC Agreement of Green Tree Lease Finance 1998-1, LLC.
   ***3.3 --Articles of Incorporation of Green Tree Lease Finance II, Inc.
   ***3.4 --By-Laws of Green Tree Lease Finance II, Inc.
      4.1 --Transfer Agreement dated as of December 1, 1998.
      4.2 --Contribution and Servicing Agreement dated as of December 1, 1998.
      4.3 --Indenture dated as December 1, 1998.
    **5.1 --Opinion and consent of Dorsey & Whitney LLP with respect to legality.
    **8.1 --Opinion and consent of Dorsey & Whitney LLP with respect to tax matters.
   **23.1 --Consent of Dorsey & Whitney LLP (included as part of Exhibit 5.1).
   **23.2 --Consent of Dorsey & Whitney LLP (included as part of Exhibit 8.1).
   **23.3 --Consent of Dorsey & Whitney LLP (true sale and nonconsolidation opinions).
   **23.4 --Consent of PricewaterhouseCoopers LLP.
    *24.1 --Power of attorney from officers and directors of Green Tree Lease
           Finance II, Inc.
   **25.1 --Statement of eligibility of Trustee.
   **99.1 --Form of Opinion of Dorsey & Whitney LLP with respect to true sale of the Leases.
   **99.2 --Form of Opinion of Dorsey & Whitney LLP with respect to nonconsolidation.

--------
  * Previously filed in the Company's Registration Statement on Form S-1 on November 25, 1998, as part of Page II-5, Registration Statement Nos. 333-67993 and 333-67993-01
 ** Previously filed in Amendment No. 1 to the Company's Registration Statement on Form S-1 on December 11, 1998, Registration Nos. 333-67993 and 333-67993-01
*** Incorporated by reference to the corresponding exhibit number in Registration Statement on Form S-3 Amendment No. 3 filed December 9, 1997, Registration Statement Nos. 333-38687, 333-38687-01 and 333-38687-02

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, REGISTRANT HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ST. PAUL, STATE OF MINNESOTA, ON THE 4TH DAY OF JANUARY, 1999.

                                          Green Tree Lease Finance 1998-1, LLC

                                          By: Green Tree Lease Finance II,
                                           Inc.

                                                   /s/ Joel H. Gottesman
                                          By: _________________________________
                                            Joel H. Gottesman
                                            Senior Vice President and
                                            Secretary

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, REGISTRANT HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ST. PAUL, STATE OF MINNESOTA, ON THE 4TH DAY OF JANUARY, 1999.

                                          Green Tree Lease Finance II, Inc.

                                                   /s/ Joel H. Gottesman
                                          By: _________________________________
                                            Joel H. Gottesman
                                            Senior Vice President and
                                            Secretary

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 4, 1999.

              SIGNATURE                        TITLE                 DATE



                  *                    President (Principal    January 4, 1999
-------------------------------------   Executive Officer)
          RICHARD G. EVANS



                  *
-------------------------------------  Senior Vice             January 4, 1999
          PHYLLIS A. KNIGHT             President and
                                        Treasurer
                                        (Principal
                                        Financial and
                                        Accounting Officer)



      /s/ Joel H. Gottesman            Director                January 4, 1999
-------------------------------------
          JOEL H. GOTTESMAN



                  *                    Director                January 4, 1999
-------------------------------------
            PAUL A. BOYUM

      /s/ Joel H. Gottesman
By: _________________________________
  Joel H. Gottesman
  Attorney-in-fact

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER   DESCRIPTION                                     FORM OF FILING
  -------  -----------                                     --------------
 1.1       Underwriting Agreement dated as of December
           18, 1998.                                       Electronically Filed
 4.1       Transfer Agreement dated as of December 1,
           1998.                                           Electronically Filed
 4.2       Contribution and Servicing Agreement dated as
           of December 1, 1998.                            Electronically Filed
 4.3       Indenture dated as of December 1, 1998.         Electronically Filed